Exhibit 99.1
Commercial Metals Company to Buy Assets of Nicholas J. Bouras, Inc.
and Affiliates in Expansion of CMC Joist Operations
     Irving, TX — March 5, 2007 — Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today that it has entered into a definitive agreement to purchase substantially all the operating assets of Nicholas J. Bouras, Inc., United Steel Deck, Inc., The New Columbia Joist Company, and ABA Trucking Corporation. United Steel Deck manufactures steel deck at facilities in South Plainfield, NJ; Peru, IL; and Rock Hill, SC. New Columbia Joist manufactures steel joists in New Columbia, PA. ABA Trucking Corporation provides delivery services for United Steel Deck and New Columbia Joist. The purchase does not include Nicholas J. Bouras, Inc.’s wholly-owned subsidiary, Prior Coated Metals, and its affiliate, Bouras Properties, LLC. The purchase price for the assets is approximately $63 million plus inventory on hand at the time of closing which is expected within 40 days following regulatory approval and satisfaction of other conditions. After closing, the acquired assets will be combined with CMC Joist and operate under the trade name CMC Joist & Deck as part of CMC’s Domestic Fabrication segment.
     “This acquisition is in line with our growth initiative and strategy of expanding downstream steel fabrication operations,” said Murray McClean, President and Chief Executive Officer of Commercial Metals Company. “In addition, the highly complementary fit of the Bouras facilities will strengthen our position as a significant supplier of steel joists throughout the United States by expanding our manufacturing capability to better serve the Northeast and Midwest markets.”
     Russell Rinn, Executive Vice President of Commercial Metals Company and CMC Steel Group President, added, “We look forward to the Bouras team joining CMC. Together we will build on the solid reputation Nick Bouras has established for providing excellent customer service. This addition will give CMC Joist an additional 45,000 tons of joist manufacturing capacity in a new geographic market. Just as significantly, it gives CMC 160,000 tons per year of deck manufacturing capacity along with a team of highly respected deck sales, design, and manufacturing professionals to take our deck sales beyond the line of products CMC Joist has historically offered. Our new name for these combined operations, CMC Joist & Deck, signifies the commitment to grow CMC’s deck business.”
     Mr. Bouras comments, “I am excited that CMC is a company whose integrity and culture closely aligns with ours. I am optimistic about the future, knowing that so many of those who worked with me at Bouras will be joining a company with an excellent track record of caring for customers, suppliers, and employees.”

Forward Looking Statements
     Statements made in this press release that relate to future events, expectations, performance or financial results of CMC are forward-looking statements within the meanings of securities laws. CMC cautions that, by their nature, forward-looking statements involve risk and uncertainty. In particular there can be no assurance that the transaction disclosed in this press release will be completed or that financial or operational results resulting from the transaction will be advantageous to CMC. The forward-looking statements contained in this press release speak only as of this date, and the Company does not assume any obligation to update.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2007-15